Exhibit 23.2

We consent to the incorporation by reference in the Registration Statements (No.333-11472 and No. 333-113641) on Forms S-8 of MDI, Inc. of our report dated March 31, 2008 relating to our audit of the consolidated financial statements of MDI, Inc., which appear in the Annual Report on Form 10-KSB/A of MDI, Inc. for the year ended December 31, 2007.

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas
August 29, 2008